Exhibit 99.1

Raptor Pharmaceutical Completes Acquisition of Quinsair™

Strengthens core position in treatment of rare diseases and provides additional opportunities for growth

NOVATO, Calif., October 5, 2015 — Raptor Pharmaceutical Corp. (Nasdaq: RPTP) today announced that it has completed the acquisition of Quinsair™ (levofloxacin inhalation solution) from Tripex Pharmaceuticals. Quinsair is the first inhaled fluoroquinolone antibiotic approved in the European Union and in Canada for the management of chronic pulmonary infections due to Pseudomonas aeruginosa in adults with cystic fibrosis.

“The acquisition of Quinsair adds another significant product to our rare disease franchise,” stated Julie Anne Smith, president and CEO of Raptor. “We are excited about our plans to launch the drug in Europe and Canada beginning in the first half of 2016, initiate a clinical program in 2016 in at least one of nontuberculous mycobacteria and/or bronchiectasis and engage with the FDA regarding a path to potential approval in the U.S. in cystic fibrosis.”

Terms of the Quinsair Acquisition

The Quinsair acquisition was consummated through Raptor’s wholly owned subsidiary, Raptor Pharmaceuticals Inc. At closing, Raptor paid Tripex approximately $34.2 million in cash consideration, subject to a deduction for payment of costs for representations and warranties insurance, and an amount to be held in escrow, and issued to Tripex 3,448,001 shares of Raptor common stock based on an average of a 30-day daily volume weighted average price of approximately $9.91 per share pursuant to the formula in the purchase agreement. In addition, the purchase agreement provides for contingent payments of up to $350 million associated with development, regulatory and commercial milestones, a portion of which is also payable in Raptor common stock at Raptor’s election, and a single digit royalty on future global net sales. Raptor will have single-digit royalty and contingent obligations to two additional parties involved in Quinsair’s development. Raptor is acquiring exclusive global rights and assets to develop, manufacture and commercialize Quinsair.

About QuinsairTM (levofloxacin inhalation solution)

Quinsair is a proprietary inhaled formulation of levofloxacin, a fluoroquinolone antibiotic, which is approved in the European Union and in Canada for the management of chronic pulmonary infections due to Pseudomonas aeruginosa in adult patients with cystic fibrosis. Administration of Quinsair with a high efficiency eFlow Nebulizer System (PARI Pharma GmnH) allows for the delivery of high concentrations of active drug directly to the site of infection in approximately five minutes. Quinsair is contraindicated in patients with hypersensitivity to levofloxacin, a history of tendon disorders related to fluoroquinolones, epilepsy, or who may be pregnant or breast feeding. Quinsair’s safety was evaluated in two double-blind, placebo-controlled studies and in an active comparator study in which the most frequently reported adverse reactions were cough/productive cough, dysgeusia and fatigue/asthenia.

About Raptor Pharmaceutical

Raptor Pharmaceutical Corp. is a global biopharmaceutical company focused on the development and commercialization of transformative therapeutics for rare, debilitating and often fatal diseases. With the acquisition of Quinsair, the company plans to develop MP-376, the pharmaceutical product known commercially as Quinsair, in cystic fibrosis (CF) and at least one of bronchiectasis (BE) or nontuberculous mycobacteria (NTM). In addition, Raptor is developing RP103 in multiple therapeutic areas such as nephropathic cystinosis, Huntington’s disease (HD) and mitochondrial diseases including Leigh syndrome. Raptor holds several orphan drug designations, including orphan drug exclusivity for nephropathic cystinosis in the U.S. and EU, and orphan drug designation for HD in the U.S. and EU. For additional information, please visit www.raptorpharma.com.

Forward-Looking Statements

This document contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are indicated by words or phrases such as “believes,” “expects,” “anticipates,” “estimates,” “plans,” “continuing,” “ongoing,” “projected” and similar words or phrases and relate to future events or our future results of operations or future financial performance, including, but not limited to, statements regarding: Raptor’s plans to launch Quinsair in the EU and Canada in the first half of 2016; Raptor’s intention to initiate clinical programs in 2016 for at least one of nontuberculous mycobacteria and/or bronchiectasis; and Raptor’s intention to engage with the FDA regarding a path to potential approval in the U.S. in cystic fibrosis. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause the company’s actual results to be materially different from these forward-looking statements. Raptor cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Factors which may contribute to differences in actual results include, among others: Raptor’s ability to market and sell Quinsair; market acceptance and sales of PROCYSBI in the U.S. and other territories; Raptor’s ability to expand the use of RP103 and Quinsair and to receive regulatory approval for other indications; Raptor’s reliance on a single active pharmaceutical ingredient supplier for PROCYSBI and other third parties in connection with drug product development; compliance with healthcare regulations, ongoing regulatory requirements and potential penalties; any serious adverse side effects associated with PROCYSBI, Quinsair or any other future products and product liability claims; third-party payor coverage, reimbursement and pricing; enacted and future healthcare legislation; Raptor’s ability to obtain and maintain orphan drug or other regulatory exclusivity for PROCYSBI, Quinsair or any other future products; the integration of European operations with U.S. operations; relationships with key scientific and medical collaborators; intellectual property protection and claims and continued license rights; and Raptor’s ability to fund its operations and make required payments on its debt. Certain of these risks, uncertainties and other factors are described in greater detail in the company’s filings from time to time with the Securities and Exchange Commission (the “SEC”), which Raptor strongly urges you to read and consider, including: Raptor’s annual report for the twelve months ended December 31, 2014 on Form 10-K filed with the SEC on March 2, 2015, Raptor’s quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2015 and June 30, 2015 filed with the SEC on May 7, 2015 and August 6, 2015, respectively, Raptor’s current report on Form 8-K filed with the SEC on September 9, 2015 and other periodic reports filed with SEC, all of which are available free of charge on the SEC’s web site at http://www.sec.gov. Subsequent written and oral forward-looking statements attributable to Raptor or to persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in Raptor’s reports filed with the SEC. Raptor expressly disclaims any intent or obligation to update any forward-looking statements except as may be required by law.

COMPANY CONTACT:

Kimberly Lee, D.O.

Vice President, Corporate Strategy and Communications

Raptor Pharmaceutical Corp.

(415) 408-6351

INVESTOR CONTACT:

Robert H. Uhl

Westwicke Partners, LLC

(858) 356-5932

robert.uhl@westwicke.com

MEDIA CONTACT:

Cammy Duong

Canale Communications

(619) 849-5382

cammy@canalecomm.com

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